Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS THIRD QUARTER

2009 RESULTS AND OUTLINES TWO YEAR EXPANSION PLAN

Franklin Park, Ill – November 3, 2009— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its third quarter ended September 30, 2009.

The Company’s revenue increased $2.5 million sequentially to $5.7 million in the third quarter driven by increased sales into the LED market. Diluted loss per share for the third quarter was $0.10 compared to $0.15 per share in the previous quarter. The Company cited the continued adoption of LED backlighting for LCD televisions and notebook and netbook computers as drivers for growth in the LED market.

Raja Parvez, President and CEO, noted, “The LED market continued to strengthen in the third quarter and pricing of sapphire substrates stabilized in the quarter as global capacity for sapphire production began to tighten.”

The Company also provided commentary on their expansion plans, which includes adding an additional crystal growth facility in the U.S. and building a low cost post crystal growth processing facility in Asia. The Company is currently working to finalize its plans, but it would be expected that both new facilities would be open within twelve months and be fully operational, meaning all equipment installed and operational, within 24 months.

Mr. Parvez continued, “We believe we are at the beginning of a long term growth cycle in the LED industry. These expansion initiatives would be designed to ensure Rubicon maintains its global leadership in high quality, large diameter sapphire substrates and ensure our pricing remains competitive while maximizing our revenue and margins generated from our existing and new manufacturing facilities.”

Fourth Quarter 2009 Guidance

Commenting on the outlook for the fourth quarter, William Weissman, Rubicon’s Chief Financial Officer said “We estimate revenue for the fourth quarter will further improve to approximately $7.0 million. We expect pricing to begin to increase in the fourth quarter and also expect to see an increase in the percentage of revenue from large diameter substrates. Based on the expected pricing and mix, gross margin should turn positive with a reduction in diluted loss per share to approximately $0.05.”

Conference Call Details

Rubicon will host a conference call at 8:30 a.m. Eastern time on November 3, 2009 to review the highlights of the third quarter 2009 results and the fourth quarter 2009 outlook. The conference call will be available to the public through a live audio webcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. November 10, 2009, and can be accessed by dialing (888)-286-8010 or (617) 801-6888 (international). Callers should reference conference ID 98862346. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2009, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2009 (unaudited)	December 31, 2008 (audited)
Assets
Cash and cash equivalents	$3,816	$7,629
Restricted cash	10	5
Short-term investments	41,594	37,328
Accounts receivable, net	3,395	2,542
Inventories, net	7,247	7,882
Other current assets	2,794	4,926

Total current assets	58,856	60,312
Property and equipment, net	38,585	39,337
Investments	2,000	12,696

Total assets	$99,441	$112,345

Liabilities and Stockholders’ Equity
Accounts payable	$868	$2,440
Accrued and other current liabilities	998	1,512

Total liabilities	1,866	3,952

Stockholders’ equity	97,575	108,393

Total liabilities and stockholders’ equity	$99,441	$112,345

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenue	$5,737	$11,758	$11,280	$33,796
Cost of goods sold	6,143	7,514	15,956	21,351

Gross profit (loss)	(406)	4,244	(4,676)	12,445

General and administrative expenses	1,264	1,356	3,424	5,301
Sales and marketing expenses	310	218	799	699
Research and development expenses	216	179	566	679
Loss on disposal of assets	—	1,215	—	1,215

Total operating expenses	1,790	2,968	4,789	7,894

Income (loss) from operations	(2,196)	1,276	(9,465)	4,551

Other income (expense):
Interest income (expense) and other, net	134	392	590	1,691

Income (loss) before income taxes	(2,062)	1,668	(8,875)	6,242
Income tax expense	—	49	—	173

Net income (loss)	$(2,062)	$1,619	$(8,875)	$6,069

Net income (loss) per common share:
Basic	$(0.10)	$0.08	$(0.44)	$0.29
Diluted	$(0.10)	$0.07	$(0.44)	$0.27

Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	20,032,470	21,222,321	20,112,967	20,891,128
Diluted	20,032,470	22,084,570	20,112,967	22,262,889

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net income (loss)	$(2,062)	$1,619	$(8,875)	$6,069

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	1,362	1,187	3,976	3,236
Net loss on disposal of equipment	—	1,215	—	1,215
Other	242	195	646	571
Changes in operating assets and liabilities
Accounts receivable, net	(1,121)	(626)	(853)	(3,364)
Inventories	723	(2,195)	635	(3,080)
Other current assets	596	(293)	2,132	(1,509)
Accounts payable	(448)	(1,683)	(1,572)	1,341
Accrued expenses and other current liabilities	207	175	(514)	(1,245)

Net cash (used in) provided by operating activities	(501)	(406)	(4,425)	3,234

Cash flows from investing activities
Purchases of property and equipment	(1,610)	(4,935)	(3,224)	(15,807)
Proceeds from sale of investments	2,904	5,985	6,382	12,716

Net cash provided by (used in) investing activities	1,294	1,050	3,158	(3,091)

Cash flows from financing activities
Purchase of treasury stock	—	—	(2,577)	—
Other financing activities	30	18	31	538

Net cash provided by (used in) financing activities	30	18	(2,546)	538

Net increase (decrease) in cash and cash equivalents	823	662	(3,813)	681
Cash and cash equivalents, beginning of period	2,993	4,399	7,629	4,380

Cash and cash equivalents, end of period	$3,816	$5,061	$3,816	$5,061